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                                                                    EXHIBIT 99.1


     Herbalife International Announces Death of President and Founder LOS ANGELES--(BUSINESS WIRE)--May 22, 2000--Herbalife International, Inc. (Nasdaq:HERBA; HERBB) today announced that Mark Hughes, its president and founder, died in his sleep at his Malibu, Calif., home Sunday, May 21. Mr. Hughes, 44, founded Herbalife in 1980.

In a prepared statement, the company said that it is deeply saddened by Mr. Hughes' passing, and it wants to reassure all of Herbalife's constituents, including employees, distributors, customers, shareholders and vendors, that plans are underway to ensure that Herbalife will continue with the spirit and vitality of the founder's vision.

Herbalife International markets nutritional, weight management and personal care products in 48 countries worldwide. Herbalife products are available through a network of independent distributors who purchase the products directly from the company.